Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2009 with respect to the audited financial statements of Montavo, Inc. for the year ended December 31, 2008 and 2007 and the period from December 23, 2004 (inception) through December 31, 2008.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone−bailey.com

Houston, Texas

June 12, 2009